Exhibit 99.1

AUTONATION, INC. ANNOUNCES INTENTION TO COMMENCE A
CASH TENDER OFFER AND CONSENT SOLICITATION
FOR ITS OUTSTANDING 9% SENIOR NOTES DUE 2008

FORT LAUDERDALE, Fla. (March 7, 2006) -— AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, announced today that it intends to commence an offer to purchase for cash any and all of its outstanding 9% senior notes due 2008 in an aggregate principal amount of $323.5 million. In connection with the offer, holders of the notes will be solicited to provide consents to certain amendments to the indenture for the notes that would eliminate most of the restrictive covenants and events of default contained in the indenture.

AutoNation expects to commence the offer by no later than March 10, 2006. It is presently anticipated that the consent solicitation will expire approximately 10 business days after commencement of the offer (the “Consent Deadline”), and the offer will remain open for a period of at least 20 business days.

As will be described in more detail in the offer to purchase and consent solicitation, the total consideration for each $1,000 principal amount of notes validly tendered and accepted for purchase by AutoNation will be calculated, in accordance with standard market practice, five business days prior to the expiration of the offer based upon a fixed spread of 50 basis points over the bid side yield on the 4.125% U.S. Treasury Note due August 15, 2008. The foregoing total consideration for the notes includes a consent payment equal to $30 per $1,000 principal amount of notes tendered. Holders must validly tender their notes on or before the Consent Deadline in order to be eligible to receive the total consideration, which includes the consent payment. Holders who validly tender their notes after the Consent Deadline and before the expiration of the offer will only be eligible to receive an amount equal to the total consideration minus the consent payment. Additionally, holders whose notes are purchased pursuant to the offer will receive any accrued but unpaid interest up to but not including the payment date for the notes.

Completion of the offer and consent solicitation will be subject to the satisfaction of certain conditions, including, but not limited to, receipt of valid tenders and consents from at least a majority in principal amount of outstanding notes and receipt of debt financing in an amount that, with existing cash reserves, will be sufficient to purchase the notes tendered in the offer and the shares tendered in the concurrent cash tender offer to purchase 50 million shares of the Company’s common stock at a price of $23 per share. The offer and consent solicitation may be amended, extended or, under certain conditions, terminated.

The information agent for the offer and consent solicitation will be Innisfree M&A Incorporated. The depositary for the offer will be Wells Fargo Bank Minnesota N.A.. The dealer managers for the offer will be J.P. Morgan Securities, Inc. and Wachovia Securities.

The offer to purchase and consent solicitation statement, letter of transmittal and consent and related documents will be mailed on or about March 10, 2006 to noteholders of record and also will be made available for distribution to beneficial owners of the Company’s 9% senior notes due 2008. Noteholders with questions or who would like additional copies of the offer documents may call the information agent, Innisfree M&A Incorporated, toll-free at (877) 825-8631. (Banks and brokers may call collect at (212) 750-5833.)

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer and a component of the Standard and Poor’s 500 Index. AutoNation has approximately 27,000 full-time employees and owns and operates 346 new vehicle franchises in 17 states.

This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell the Company’s 9% senior notes due 2008. The offer and the consent solicitation will be made only pursuant to the offer to purchase and consent solicitation statement, letter of transmittal and consent and related materials that the Company will shortly be distributing to noteholders. Noteholders and investors should read carefully the offer to purchase and consent solicitation statement, letter of transmittal and consent and related materials because they contain important information, including the various terms of and conditions to, the offer and the consent solicitation.

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Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, estimates and expectations is contained in the Company’s SEC filings. The Company undertakes no duty to update its forward-looking statements, including its long-term growth targets.